Exhibit 10.29
PROFESSIONAL SERVICES AGREEMENT

THIS PROFESSIONAL SERVICES AGREEMENT (this "Agreement") is entered into as of the last date of signature below, by and between EXECUTIVE FLIGHT SOLUTIONS, LLC, a Maryland limited liability company with an office at 509 Wilson Point Road, Martin State Airport, Box 16, Baltimore, Maryland 21220 ("EFS"), and Sinclair Broadcast Group, Inc., a Maryland corporation with offices at 10706 Beaver Dam Road, Cockeysville, Maryland 21030 ("Sinclair"). Sinclair is sometimes referred to herein as the "Client.”

WHEREAS, Sinclair is a non-exclusive lessee of the following Aircraft (collectively, the “Aircrafts”):

MANUFACTURER:         Learjet
MODEL:                Learjet 60
SERIAL NO.:            100
U.S. REGISTRATION NO.:    N876SF

MANUFACTURER:         Learjet
MODEL:                Learjet 60
SERIAL NO.:            193
U.S. REGISTRATION NO.:    N876MA

MANUFACTURER:         Gulfstream Aerospace
MODEL:                G-IV
SERIAL NO.:            1257
U.S. REGISTRATION NO.:    N776MA

WHEREAS, Client desires to engage EFS to provide certain professional services for the Aircrafts in accordance with the Standard Term and Conditions set forth in Exhibit A to this Agreement.

I.Professional Services Fee (the “Fees”): See Schedule I attached hereto.

II.Term:

The initial term of this Agreement shall commence as of March 1, 2020, and shall continue through and including February 28, 2021 (the "Initial Term"), and it shall automatically renew thereafter for successive terms of one (1) year each (each a "Successive Term") unless (a) either Party gives written notice of its election not to renew no less than thirty (30) days prior to the expiration of the then existing Term, or (b) the Agreement is earlier terminated in accordance with its terms and conditions. The Initial Term and all Successive Terms as sometimes collectively referred to herein as the "Term".

1

III.Notices:

To Sinclair:

Sinclair Broadcast Group, Inc.
10706 Beaver Dam Road
Cockeysville, Maryland 21030
Attention: Lucy Rutishauser
Telephone: 410-458-1592

To EFS:

Executive Flight Solutions, LLC
509 Wilson Point Road
Martin State Airport, Box 16
Baltimore, Maryland 21220
Attention: ______________________
Telephone: 410-574-8996

IV.Aircrafts Operating Base:

The Aircrafts will be based at Martin State Airport (MTN), Baltimore, Maryland.

The attached Standard Terms and Conditions are incorporated into this Professional Services Agreement and made a part hereof.

IN WITNESS WHEREOF the parties have executed this Professional Services Agreement this ___ day of ______________, 2020.

EXECUTIVE FLIGHT SOLUTIONS, LLC     SINCLAIR BROADCAST GROUP, INC.

By: _________________________         By: _________________________

Title: ________________________         Title: ________________________

Date: ________________________         Date: ________________________

2

EXHIBIT A

STANDARD TERMS AND CONDITIONS

1.Professional Services:

1.1    Professional Services. In consideration of the Fees paid by Client, EFS will perform the following services on behalf of Client:

(a)Employment and supervision of flight/maintenance personnel assigned to the Aircrafts;
(b)Aircrafts maintenance at the Operating Base, maintenance management at contract facilities, and related maintenance support functions;
(c)Advice regarding insurance for the Aircrafts and acquire such insurance naming Client, EFS, and owner of Aircrafts as name insured thereunder insured, as their interest appears;
(d)FAA liaison;
(e)Aircrafts hangar, office, and shop facilities at the Operating Base and other airport locations, as required;
(f)Record keeping, reporting, budgeting, payment of Aircrafts-related invoices, and other administrative requirements;
(g)Aircrafts, passenger, and flight/maintenance personnel scheduling support services for Client and Client's passengers; and
(h)Management supervision of the maintenance and operation of the Aircrafts by Client.

1.2    Part 91 Operations. All flight operations of the Aircrafts under this Agreement will be conducted by Client under Part 91 of the Federal Aviation Regulations, as amended (the "FAR"), and in accordance with any other laws and rules pertaining to the operation of the Aircrafts. Client acknowledges that services to be provided by EFS to Client under this Agreement are intended to assist Client in the operation by Client of the Aircrafts under Part 91 of the FAR in the conduct of Client's business and shall be undertaken by EFS consistent with such intentions and only for such purposes.

1.3    Operational Control. In compliance with Part 91 of the FAR, Client shall have and retain complete and exclusive operational control, and complete and exclusive possession, command and control, of the Aircrafts for all flights of the Aircrafts conducted under this Agreement. Client will have and retain complete and exclusive responsibility for scheduling, dispatching and flight of the Aircrafts on all flights of the Aircrafts conducted under this Agreement, which responsibility includes the sole and exclusive right over initiating, conducting and terminating any such flights, subject to the pilot-in-command's authority for all safety-of-flight matters. Client will have complete and absolute control of the crewmembers in preparation for and in connection with the operation of all flights of the Aircrafts conducted under this Agreement.

2.Flight Support Personnel:

2.1    General. "Flight Support Personnel" shall mean pilots/mechanics for the Aircrafts, who will be appropriately certified, rated and trained as required by the FAR. EFS will assign sufficient pilots/mechanics exclusively to the Aircrafts but shall also have the right to utilize as Flight Support Personnel other fully qualified individuals who are not assigned exclusively to the Aircrafts. Flight Support Personnel will be employed by EFS and carried on EFS's payroll, and EFS shall be responsible for and shall timely pay and withhold all payroll or employment-related taxes (including, without limitation, Social Security, Medicare or unemployment taxes) relating to Flight Support Personnel and shall timely file returns with respect to such taxes with the proper taxing authorities. EFS shall pay the entire cost of salary, benefits, training and testing for Flight Support Personnel who are assigned exclusively to the Aircrafts, including the cost of supporting a drug and alcohol testing program, and a reasonable and appropriate percentage of the cost of salary, benefits, training and testing for Flight Support Personnel who are not assigned exclusively to the Aircrafts, but who are used for Client's flight operations.

2.2    Availability. Flight Support Personnel will be available to Client, as required, to support Client's flight schedule. If Flight Support Personnel are unable to support a requested flight due to such circumstances as sickness, training, vacation, personal emergency or crew duty limits, EFS will use commercially reasonable efforts to obtain the services of substitute personnel meeting the standards set forth in this Agreement. Client acknowledges that EFS may utilize the services of substitute qualified personnel, as required, to support the Aircrafts' flight schedule, and that the applicable FAR and EFS's crew duty limits will be used to determine when Flight Support Personnel relief is required. The out-of-pocket cost of substitute Flight Support Personnel will be the responsibility of EFS.

2.3    Monitoring and Reviews. On Client's behalf, EFS will monitor the qualifications and performance of Flight Support Personnel through a process of recordkeeping, performance reviews, direct supervision and flight checks, as set forth in this Agreement. Client will provide reasonable access to the Aircrafts, subject to Client's prior permission, for EFS supervisory personnel to conduct required training and flight checks to observe Flight Support Personnel performance. On Client's behalf, EFS will conduct an annual performance review for all Flight Support Personnel.

2.4    Termination or Replacement. If the credentials or performance of any Flight Support Personnel are unsatisfactory to Client, EFS agrees that upon notice to that effect from Client, it shall reassign and replace such Flight Support Personnel as quickly as possible with another qualified individual reasonably acceptable to Client.

3.Flight Support Personnel Training and Qualification:

3.1Training. On Client's behalf, EFS will conduct or contract for Flight Support Personnel training that meets or exceeds the requirements of the FAR governing the type of operation being conducted. Training will include, but not be limited to:

(a)Pilot Function: (i) initial Aircraft qualification, if required; (ii) Aircraft-specific recurrent training; (iii) policy and procedures recurrent training; (iv) emergency situations training; and (v) professional qualifications enhancement training, as required, such as cockpit resource management, international operations, and cabin medical safety.
(b)Mechanic Function: (i) initial Aircraft qualification, if required; (ii) biennial Aircraft-specific recurrent training; and (iii) biennial system-specific recurrent training (engines, avionics, etc.).

3.2Training Flights; Supervision. Client shall make available at its expense a reasonable amount of time in the Aircrafts to accomplish pilot training, proficiency checks, and line checks as required by the FAR. In addition to required FAA pilot checkrides, EFS supervisory personnel will observe line operations of Flight Support Personnel to confirm performance and adherence to company procedures. Client will provide reasonable access to the Aircrafts, subject to Client's prior permission, for EFS supervisory personnel to conduct this observation. On Client's behalf, EFS will maintain a current training record for Flight Support Personnel documenting satisfactory completion of FAA and EFS training and currency requirements.

4.Aircrafts Maintenance:

4.1    Maintenance Obligations. On Client's behalf, EFS will cause the Aircrafts to be enrolled on a FAA-approved or manufacturer approved maintenance and inspection program under Part 91 of the FAR, and will conduct, contract for and/or supervise aircraft maintenance services to cause the Aircrafts to be maintained in accordance with the requirements of the applicable approved inspection program, all applicable FAA regulations and the requirements of this Agreement.

    4.2    Records. On Client's behalf, EFS will maintain records on the Aircrafts, their engines and systems in accordance with the applicable FAR, EFS's maintenance procedures and this Agreement.

4.3    Maintenance Scheduling. Client will cooperate with EFS to schedule all maintenance requirements. EFS will schedule maintenance, to the extent practicable, to minimize conflicts with Client's use of the Aircrafts. EFS will keep Client apprised of the Aircrafts' maintenance schedule.

5.Flight Scheduling:

5.1    Services. On behalf of Client, EFS will perform the following services related to scheduling by Client of the Aircrafts:

(a)Assist Client in scheduling the Aircrafts;
(b)Receive trip notices from Client and produce an itinerary for each trip giving the pertinent details of the trip;
(c)Arrange ground transportation for Aircrafts passengers, as required;
(d)Schedule Flight Support Personnel;
(e)Arrange for Aircrafts catering per Client's request;
(f)Arrange for landing permits, clearances, and ground handling for domestic and international destinations; and
(g)Coordinate the Aircrafts' movements to support Client's travel schedule.

5.2    Hours of Service. EFS will provide the above-listed services 24 hours per day, seven days per week during the Term.

5.3    Client Information. Client will give EFS the most up-to-date and complete information available on the Aircrafts' proposed travel schedule proposed by Client at least one week in advance of such schedule. EFS agrees to hold in confidence any information that it may gain regarding Client's travel, business service preferences and security arrangements.

6.Records and Administration:

6.1    Record Keeping. EFS will maintain facilities and personnel at its office for the Aircrafts’ record keeping, operations supervision, scheduling assistance, and accounting support. EFS will keep all flight, passenger, maintenance, operational, logbook, tax, and cost records up-to-date and in accordance with good accounting practice and all the requirements of the FAR and all other applicable laws and regulations.

6.2    Fee Increases. No later than sixty (60) days before the expiration of any Term, EFS will supply Client with any increase in the Fees for the upcoming Term for review and approval by Client.

6.3    Record Retention. All records pertaining to the performance of EFS' services hereunder will be open for reasonable inspection and audit by Client at Client's expense at EFS' office upon not less than forty-eight (48) hours' notice throughout the Term, and for the period ending one (1) year after the termination hereof. EFS will not destroy such records prior to the time when Client's right to inspect and audit terminates. The provisions of this Section 6.3 will survive the termination or expiration of this Agreement.

7.Fees, Expenses, Deposits and Billing Procedures:

7.1    Professional Services Fee. The Fees to be charged to Client, specified in Schedule I, will be billed to and payable by Client. Such Fees shall be paid by Client upon receipt of the invoice(s) therefor. Notwithstanding anything to the contrary contained in this agreement, assuming the Fees have not otherwise increased for twelve (12) consecutive months, the Fees shall be increased during the Term every twelve (12) months based on the increase, if any, in the Consumer Price Index for all items for urban consumers in the U.S. from the Fee being charged during the immediately preceding 12-month period.

7.2    Non-Variable Operating Expenses.     The following Non-Variable Operating Expenses (which under no circumstances include such variable items as relocations of Aircrafts, Client ground transportation costs, costs associated with delays in takeoffs and landings, etc.) incurred in the ordinary course of operating the Aircrafts (and which are incurred on the Client’s behalf), are included in the Fees and paid by EFS in accordance with Section 8.3 and Section 8.4 of this Agreement:

(a)Fuel, oil, and additives at the costs equal to those costs charged by Martin State airport (any cost above such rates shall be the responsibility of, and paid for by, the Client);
(b)Replacement and consumable parts (including shipping costs and core charges for parts and components), maintenance labor (other than the cost of maintenance labor performed by Flight Support Personnel), and third-party service fees for technical support of the Aircrafts;
(c)Non-variable landing, parking, handling, customs, airways, and overflight fees, hangarage fees at locations other than the Operating Base, and computer flight plans;
(d)Navigation, operations, and maintenance publications;
(e)Customary and ordinary (and not Client special-order) catering, supplies, and in-flight entertainment materials;
(f)Flight Support Personnel and EFS supervisory personnel travel expenses incurred in support of Client's operation of the Aircrafts;
(g)Communications charges and outside computer services related to Aircrafts operations and maintenance;
(h)Substitute flight support personnel (day rate) in accordance with Section 2.2;
(i)Flight Support Personnel salaries and benefits in accordance with Section 2.1;
(j)Operating base hangar/office/shop rent in accordance with Section 7.1; and

(k)Flight Support Personnel professional training and related travel expenses in accordance with Section 2.1.

7.3    Non-Recurring Expenses. “Non-recurring Expenses” include, but are not limited to, such items as Aircrafts paint and refurbishing, major maintenance items such as engine overhaul and airframe modifications, maintenance ground support equipment, initial spare parts provisioning and inventories, office and shop equipment, communications and computer equipment at the Operating Base and special training requirements incurred by EFS in compliance with the FARs on Client's behalf with respect to the Aircrafts. Coordinating the payment of any Non-recurring Expenses will the responsibility of EFS, and the Client shall have no economic responsibility for same.

7.4    Payment of Expenses. Subject to the provisions of Schedule I attached hereto and incorporated herein, EFS will promptly following all flights by Client, issue to Client an invoice for the Fees detailing all charges reasonably and properly incurred on Client's behalf pursuant to the terms of this Agreement that are the responsibility of the Client under this Agreement. This invoice will be due upon presentment to Client.

8.Insurance and Indemnity:

8.1    General. During the Term, and notwithstanding anything in this Agreement to the contrary, EFS shall procure, either at its sole cost and expense or (depending on the terms and conditions of any Non-Exclusive Aircraft Lease Agreement by and between the AP Aviation, LLC, the Owner of the Aircrafts, and the Client) at the cost and expense of the AP Aviation, LLC, aircraft insurance (the "Policy") that at a minimum satisfies all the following requirements:

(a)All risk, both ground and in flight, hull insurance in an amount not less than the full replacement value of the Aircrafts (which value shall not be less than the current Blue Book retail value of the Aircrafts). Client hereby agrees to the inclusion in the hull insurance proceeds of a waiver of subrogation rights against EFS, its owners, shareholders, officers, directors, employees, agents, invitees and licensees.
(b)Aircrafts liability insurance, including passenger liability, public liability and property damage liability, which aggregate a combined single limit of not less than One Hundred Million Dollars ($100,000,000) against claims for death or injury to persons or loss of or damage to property in connection with the possession, use or operation of the Aircrafts. EFS, Client, AP Aviation, Sinclair, and any financial institution which holds a security interest in the Aircrafts and their respective employees and agents shall be named insureds on such policy or policies.

8.2    Policy Provisions. The Policy will provide that:

(a)The insurer will provide all named insureds with at least thirty (30) days' prior notification (except ten (10) days written notice for non-payment of premium and seven days, or such shorter period as is customarily available in the business aviation marketplace, in the case of war risk or allied perils) in the event of cancellation, failure to renew or material change in coverage of the policy;
(b)All coverages will be considered primary and not contributory with respect to any other policies in force; and
(c)The insurance, except for the limit of liability, will operate to give each insured the same protection as if there were a separate policy issued to each insured (a severability of interest clause).

8.3    Certificate of Insurance. On or before the Effective Date, EFS will provide Client with a certificate of insurance evidencing all coverages in compliance with the requirements of this Agreement.

8.4    EFS Insurance. At all times during the Term of this Agreement, EFS, at its own cost and expense, will maintain the following types of insurance:

(a)Workers' compensation insurance that provides applicable statutory benefits for all EFS's employees including, without limitation, Flight Support Personnel, performing services pursuant to this Agreement and includes broad form all states coverage; and
(b)Employer's liability insurance for bodily injury by accident or disease.

8.5    Cross Indemnities. Without limiting their respective obligations hereunder, each party (in each case, the "Indemnitor") hereby indemnifies and holds harmless the other party and its respective officers, directors, partners, employees, owners, managers, agents, and contractors (in each case, collectively, the "Indemnitee") for any claim, damage, loss, or reasonable expense, including reasonable attorneys' fees (an "Indemnified Loss"), resulting from bodily injury or property damage arising out of the maintenance or use of the Aircrafts by the Indemnitor or any of its officers, directors, partners, employees, owners, managers, agents, or contractors ; provided, however, that no party will be liable for any Indemnified Loss to the extent:

(a)Such loss is covered by the insurance policies described in this Section 9 (the "Policies");
(b)Such loss is covered by the Policies, but the amount of such loss exceeds the policy limits specified by Client;
(c)Such loss consists of expenses incurred in connection with any loss covered in whole or in part by the Policies, but such expenses are not fully covered by the Policies; or
(d)Such loss is caused by the gross negligence or willful misconduct of the Indemnitee.

8.6    LIMITATION ON LIABILITY. EACH PARTY ACKNOWLEDGES AND AGREES THAT:

(a)THE PROCEEDS OF INSURANCE TO WHICH IT IS ENTITLED;
(b)ITS RIGHTS TO INDEMNIFICATION FROM THE OTHER PARTIES UNDER SECTION 9.5; AND
(c)ITS RIGHT TO DIRECT DAMAGES ARISING IN CONTRACT FROM A BREACH OF THE OTHER PARTIES' OBLIGATIONS UNDER THIS AGREEMENT

ARE THE SOLE REMEDIES FOR ANY DAMAGE, LOSS, OR EXPENSE ARISING OUT OF THIS AGREEMENT OR THE SERVICES PROVIDED HEREUNDER OR CONTEMPLATED HEREBY.

EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 9.6, EACH PARTY WAIVES ANY RIGHT TO RECOVER ANY DAMAGE, LOSS OR EXPENSE ARISING OUT OF THIS AGREEMENT OR THE SERVICES PROVIDED HEREUNDER OR CONTEMPLATED HEREBY. IN NO EVENT SHALL A PARTY BE LIABLE FOR OR HAVE ANY DUTY FOR INDEMNIFICATION OR CONTRIBUTION TO ANOTHER PARTY FOR ANY CLAIMED INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, OR FOR ANY DAMAGES CONSISTING OF DAMAGES FOR LOSS OF USE, REVENUE, PROFIT, BUSINESS OPPORTUNITIES AND THE LIKE, OR DEPRECIATION OF VALUE OF THE AIRCRAFTS, OR INSURANCE DEDUCTIBLE, EVEN IF THE PARTY HAD BEEN ADVISED, OR KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

8.7    Survival. The provisions of Sections 9.5 and 9.6 will survive the termination or expiration of this Agreement.

9.Notification, Default, and Termination:

9.1    Notices. All notices or other communications delivered or given under this Agreement shall be in writing and shall be deemed to have been duly given if hand delivered or sent by nationally reputable overnight courier. Such notices shall be addressed to the parties at the addresses set forth above, or to such other address as may be designated by any party in a writing delivered to the other in the manner set forth in this Section 9.1. Notices shall be deemed received on the date on which hand delivered or one day following the date on which sent by nationally reputable overnight courier. Routine communications may be made by e-mail to the addresses as determined by the parties from time to time.

9.2    Default. This Agreement may be terminated immediately by the party not in default (without prejudice to any other rights that such party may have) upon written notice to the defaulting party in the event of any of the following:

(a)failure of the defaulting party to make payments due hereunder within five (5) days of a notice from the non-defaulting party that such payment was not timely made when due;
(b)except as provided in Section 10.3(c)-(f), violation or default of any term, obligation or condition of a non-monetary nature set forth in this Agreement, together with a failure to cure within ten (10) business days after receipt of written notice of such violation;
(c)breach of any material warranty or provision, or falsity of any material representation, made by Client or EFS in connection with this Agreement;
(d)if an Aircraft is operated by or maintained in violation of any law, regulation, directive or order of any governmental authority or in violation of any provision of any insurance policy contemplated by this Agreement;
(e)lapse of insurance coverage required to be kept in force by either party; or
(f)if Client or EFS shall make a general assignment for the benefit of creditors, or be declared insolvent or bankrupt under any bankruptcy, insolvency or other similar law, or commence a voluntary proceeding seeking liquidation, reorganization or other relief under any such law or seeking the appointment of a receiver or liquidator over any substantial portion of their respective assets.

9.3    Termination of Agreement. In the event of a termination of this Agreement, whether as a result of a default or the expiration of the Term, EFS shall immediately return the Aircrafts to the custody of Client or its agents or representatives or AP Aviation, LLC in accordance with Client's written instructions, and at Client's expense. The Aircrafts shall be delivered airworthy, clean and orderly. Client shall be responsible for all reasonable fees, expenses and severance costs incurred by EFS in accordance with the requirements of this Agreement. Not later than fifteen (15) days after the effective date of the termination of this Agreement, a full accounting shall be made between EFS and Client and all accounts settled between the parties. In no event shall any termination affect the rights and obligations of the parties arising prior to the effective date of such termination.

10.Force Majeure:

Neither party will be deemed to be in breach of its obligations hereunder or have any liability for any delay, cancellation, or damage arising in whole or in part from any act of God, act of nature, acts of civil or military authority, civil unrest, war, terrorism, strike or labor dispute, lack of essential supplies or parts, or for any cause, whether similar or dissimilar to any of the foregoing, beyond the control of such party. The time required for any performance hereunder shall be extended by the duration of any such event(s).

11.    Miscellaneous:

11.1    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland determined without regard to its choice of law rules. If any provision of this Agreement conflicts with any statute or rule of law of the State of Maryland or is otherwise unenforceable, such provision shall be deemed null and void only to the extent of such conflict or unenforceability and shall be deemed separate from and shall not invalidate any other provision of this Agreement.

11.2    Headings. Captions and Section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any Section of this Agreement.

11.3    Modification. This Agreement shall not be modified or amended, or any provision waived except by an instrument in writing signed by authorized representatives of the parties.

11.4    Successors and Assigns. Except as otherwise expressly provided in this Agreement, neither party shall have the right to assign this Agreement without the prior written consent of the other parties. This Agreement shall be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns, and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

11.5    Counterparts. This Agreement may for all purposes be executed in several counterparts, each of which shall be deemed an original, and all such counterparts, taken together, shall constitute the same instrument, even though all parties may not have executed the same counterpart of this Agreement. Each party may transmit its signature by email and such electronic signature shall have the same force and effect as an original signature.

11.6    Venue. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in any state or federal court in the State of Maryland. Each party waives any objection which such party may now or hereinafter have to the laying of the venue in Baltimore County, Maryland in any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

11.7    Integration. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other agreements, understandings, communications, representations or negotiations, whether oral or written, between the parties with respect to the operation, maintenance, repair, and management of the Aircrafts. There are no other agreements, representations or warranties, whether oral or written, express or implied, relating to the management of the Aircrafts that are not expressly set forth in this Agreement.

IN WITNESS WHEREOF, the parties have executed these Standard Terms and Conditions to the Professional Services Agreement this ___ day of ______________ 2020.

EXECUTIVE FLIGHT SOLUTIONS, LLC

By: _________________________
Title: ________________________
Date: ________________________

SINCLAIR BROADCAST GROUP, INC.

By: _________________________
Title: ________________________
Date: ________________________

SCHEDULE I

The per flight Professional Services Fees below will be set at a fixed rate for each Aircraft and shall be paid by Sinclair based on one hundred percent (100%) of flight hours logged by Sinclair on each of the Aircrafts, regardless of the use of the Aircrafts by any of the direct and indirect owners of Atlantic Automotive Group, Inc., Executive Flight Solutions, LLC (i.e. S&F Aviation, LLC and Steven B. Fader and David D. Smith), and all third-party charters.

During the initial Term, the fixed per flight hourly rate (including any time any of the Aircrafts are in being use by, or are in the service of, Sinclair or at all times any of the Aircrafts are traveling to and from a destination designated by Sinclair for passenger pick-up or drop-off) shall be as follows:

MANUFACTURER:         Learjet
MODEL:                Learjet 60
SERIAL NO.:            100
U.S. REGISTRATION NO.:    N876SF

                                $3,250.00 per hour

MANUFACTURER:         Learjet
MODEL:                Learjet 60
SERIAL NO.:            193
U.S. REGISTRATION NO.:    N876MA

                                $3,250.00 per hour

MANUFACTURER:         Gulfstream Aerospace
MODEL:                G-IV
SERIAL NO.:            1257
U.S. REGISTRATION NO.:    N776MA

                                    $6,500.00 per hour

Notwithstanding anything to the contrary contained in the Agreement, Sinclair shall be, in addition to the above per flight Professional Fees, responsible and pay for all ground transportation expenses and all variable expenses incurred during the term (e.g., out of the ordinary and customary catering charges and expenses, relocation fees associated with any of the Aircrafts during Sinclair’s use and possession of said Aircrafts, non-EFS occasioned costs and expenses associated with delays in flights and takeoffs, etc.).
a